March 30, 2006
Board of Directors
Wm. Wrigley Jr. Company
Wrigley Building
410 North Michigan Avenue
Chicago, Illinois 60611
     Re:   Proposed Class B Common Stock Dividend
Board of Directors:
     Reference is made to the proxy statement (the “Proxy Statement”) filed with the Securities and Exchange Commission by Wm. Wrigley Jr. Company (the “Company”) on February 16, 2006. As described in the Proxy Statement, at the Company’s 2006 Annual Meeting of Stockholders, the Company’s stockholders will have the opportunity to approve an amendment to the Company’s Restated Certificate of Incorporation to authorize a one-time distribution of one (1) share of the Company’s Class B Common Stock for every four shares of Class B Common Stock outstanding and one (1) share of the Company’s Class B Common Stock for every four shares of Common Stock outstanding (the “Dividend”). In addition, the Company’s stockholders are being asked to approve an amendment to the Restated Certificate of Incorporation to increase the Class B Common Stock conversion threshold from 10% to 12%.
     Reference is also made to an agreement dated December 1, 2003, effective October 20, 2004, among my sister, my brother and me as the beneficiaries of my father’s estate, pursuant to which my sister Alison Wrigley Rusack agreed to exchange any and all shares of Class B Common Stock she (or trusts for her benefit or for which she is the trustee) receives for an equal number of shares of Common Stock held by trusts designated by me (each, a “Required Exchange”).
     The purpose of this letter is to confirm my agreement with respect to my ownership of shares of Class B Common Stock as a result of the Dividend (if approved) and the related Required Exchange.

Special Committee of the Board of Directors
March 30, 2006

     If the Company’s stockholders approve the amendments described in the Proxy Statement and, as a direct result of the Dividend and the Required Exchange of shares of Class B Common Stock issued to my sister (or trusts for her benefit or for which she is the trustee) pursuant to the Dividend, I become the beneficial owner of more than 29,304,397 shares of Class B Common Stock (the “Threshold Number”), I agree to divest myself of the beneficial ownership of that number of shares of Class B Common Stock in excess of the Threshold Number. Notwithstanding anything to the contrary, such divestiture may include the transfer of shares of Class B Common Stock in excess of the Threshold Number to William Wrigley Entities (as referenced in the Proxy Statement) over which I do not have control.
     If anything further is required, please contact me.
Regards,
William Wrigley, Jr.